Exhibit 99.1

Twinlab Consolidated Holdings Appoints Alan Gever as

Chief Financial Officer and Chief Operating Officer

BOCA RATON, Fla., March 23, 2017 (GLOBE NEWSWIRE) -- Twinlab Consolidated Holdings, Inc. (OTCPK: TLCC) announced the appointment of industry-veteran Alan S. Gever as chief financial officer and chief operating officer reporting to Naomi Whittel, chief executive officer.

Mr. Gever has extensive experience with both large corporations and smaller entrepreneurial businesses in both the public and private arenas. In his new role, he will be responsible for finance, information technology and supply chain management. He was most recently chief financial officer of Spice Chain Corporation, a privately-held manufacturer of spices to the food and nutritional supplement industries. He began his career in finance at Nabisco, the $10 billion global food company (now Mondelez), and held a broad range of management positions with responsibility for manufacturing operations, financial planning, accounting, supply chain management and M&A. He was also corporate vice president of global procurement and general manager and chief financial officer of the Nabisco Refrigerated Foods Company. Additionally, Mr. Gever was chief financial officer of both Ultimate Juice (Naked Juice) and Boulder Brands (Smart Balance) and built a successful management consulting practice.

Commenting on the appointment, Naomi Whittel, chief executive officer of Twinlab Consolidated Holdings stated, "We are excited to welcome Al to our leadership team. He will undoubtedly have a strong impact on our financial management practices and operations, especially as we move further into fiscal 2017 and expand our business. Throughout his career, he has been successful working with turnaround and growth companies and both his track record and industry reputation is exceptional. We look forward to having him as a member of the executive team during such an exciting time in our Company’s history.”

"I’m thrilled to be joining TCC at such an exciting time in the evolution of the Company,” stated Mr. Gever. “The opportunity for accelerated growth of TCC’s strong portfolio of brands, supported by the benefits of scale and in-house manufacturing infrastructure, uniquely position the Company with tremendous opportunities ahead to capture market share and increase consumer loyalty. I look forward to partnering with the team to build the next chapter of value creation.”

Mr. Gever received a Bachelor of Science degree in Business Management from Seton Hall University, is a member of the Council of Supply Chain Management Professionals and a founding member of the Conference Board’s Council of Purchasing and Supply Management. He will be based at the Company’s headquarters in Boca Raton, FL.

About Twinlab Consolidated Holdings, Inc.
Twinlab Consolidated Holdings, Inc. ("TLCC") is the parent holding company of Twinlab Consolidation Corporation, an industry-focused health and wellness company committed to developing top brands. TLCC has a portfolio of products that are made in America using the finest ingredients from around the world. In addition to its namesake brand, Twinlab®, established in 1968, TLCC, through TCC and its subsidiaries, also manufactures and sells other well-known category leaders including the Metabolife® line of diet and energy products; the Twinlab® Fuel line of sports nutrition products; Alvita® teas, established in 1922 as a single-herb tea line; Trigosamine® joint support products; and premium nutritional and anti-aging / wellness supplements under the award winning Reserveage™ Nutrition family of brands. TCC also owns NutraScience Labs, a contract manufacturer. TCC’s manufacturing facility located in American Fork, Utah is an NSF GMP and NSF GMP for Sport certified facility. Visit www.tchhome.com for more information.

Company Contact:

Irina Lorenzi

Executive Vice President, Integration

Twinlab Consolidated Holdings, Inc.

Tel: 561.443.5306

Email: ilorenzi@reserveage.com